Exhibit 99.1

Holly Energy Press Release

Holly Energy Partners Declares Quarterly Distribution

Increases quarterly distribution from $0.91 to $0.925 per unit

DALLAS, TX, October 26, 2012 – The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.925 per unit for the third quarter of 2012. For the prior quarter, $0.91 was distributed to unitholders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. This marks the 32nd consecutive quarterly increase. The distribution will be paid November 14, 2012, to unitholders of record November 5, 2012.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Please note that one-hundred (100.0%) percent of Holly Energy Partner’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Holly Energy Partner’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Holly Energy Partners, L.P.:

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 44% interest (including a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho, Utah, Kansas and Wyoming. In addition, Holly Energy owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area, and a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Utah to Las Vegas, Nevada and related product terminals.

Information about Holly Energy Partners, L.P. may be found on its website at http://www.hollyenergy.com.

FOR FURTHER INFORMATION, Contact:

M. Neale Hickerson

Julia Heidenreich

Investor Relations

Holly Energy Partners

214/871-3555